UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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SILK ROAD MEDICAL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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All Hands Town Hall Message – calendar invite

Following the message from Chas this morning, please join him and leaders from Boston Scientific’s Peripheral Interventions business for a town hall.

Employees in Plymouth and Sunnyvale can join us in the respective lunchrooms. Employees not in either location can join via the Zoom link below.

Alison

SOCIAL MEDIA

LinkedIn Post

Silk Road Medical announced it has entered into a definitive merger agreement to be acquired by Boston Scientific. The transaction has been unanimously approved by the Silk Road’s Board of Directors.

The transaction is expected to be completed in the second half of 2024, subject to the satisfaction of customary closing conditions, including approval by Silk Road’s stockholders and applicable regulatory approval. Silk Road released the announcement on June 18, 2024, which contains important information about the transaction and should be read in its entirety.

LINK TO PRESS RELEASE

Twitter Post

Silk Road Medical announced it has entered into an agreement to be acquired by Boston Scientific Corporation. This transaction has been unanimously approved by Silk Road’s Board and is subject to customary closing conditions.

Read Silk Road’s announcement, which contains important information: LINK TO PRESS RELEASE